UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2009

KEMET Corporation

(Exact Name of Registrant As Specified In Charter)

Delaware	0-20289	57-0923789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC 29681
(Address of Principal Executive Offices, including  Zip Code)

(864) 963-6300
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2009, KEMET Corporation (the “Company”) announced its execution of the Amended and Restated Credit Agreement, dated as of June 7, 2009, by and among the Company, K Financing, LLC and the other parties thereto (the “Amended and Restated Platinum Credit Facility”). The Amended and Restated Platinum Credit Facility was entered into in connection with certain amendments to the Company’s tender offer (the “Tender Offer”) to purchase any and all of its outstanding 2.25% Convertible Senior Notes due 2026 (the “Notes”), as described in Item 8.01 below. The Amended and Restated Platinum Credit Facility amends, restates, replaces and supersedes in its entirety the Credit Agreement, dated as of May 5, 2009, by and among the Company, K Financing, LLC and the other parties thereto (the “Platinum Credit Facility”). The Amended and Restated Platinum Credit Facility, among other matters:

•      increases the potential size of the term loan facility made available, subject to certain terms and conditions, under the Platinum Credit Facility from $52,500,000 to $60,250,000;

•      requires the use of up to $9,750,000 of the Company’s internal cash on hand for purchases of Notes validly tendered and not validly withdrawn pursuant to the Tender Offer if more than $150,625,000 aggregate principal amount of the Notes have been validly tendered and not validly withdrawn and all funds under the term loan facility under the Amended and Restated Platinum Credit Facility have been disbursed;

•      requires the Company to make all monthly interest payments on the term loan facility in cash until the one-year anniversary of the consummation of the Tender Offer, after such anniversary, the Company may make interest payments in cash and payment-in-kind;

•      amends the maturity date for the term loan facility, the line of credit loans and the working capital loans to March 1, 2011 in the event that more than $8,750,000 in aggregate principal amount of Notes remain outstanding at that time (if the aggregate principal amount of Notes outstanding at March 1, 2011 is less than or equal to $8,750,000 the maturity date for the term loan facility will remain November 15, 2012 and the maturity date for the line of credit loans and the working capital loans will be July 15, 2011); and

•      provides a success fee of $5,000,000, payable to K Financing, LLC at the time of repayment in full of the term loan facility, whether at maturity or otherwise.

In addition, the Amended and Restated Platinum Credit Facility provides that the warrant to purchase up to 80,544,685 shares of the Company’s common stock, subject to certain adjustments (the “Closing Warrant”), representing approximately 49.9% of the Company’s outstanding common stock on a post-Closing Warrant basis, which the Company previously agreed to grant K Financing, LLC upon consummation of the Tender Offer and the closing of the term loan under the Platinum Credit Facility, would be amended to provide for an upward adjustment to the number of shares issuable, and a downward adjustment of the exercise price, so long as any Notes remain outstanding (excluding for this purpose any Notes beneficially owned by Platinum Equity Capital Partners II, L.P., K Financing, LLC, or any of their affiliates), in the event of certain issuances by the Company of additional shares of common stock (whether or not K Financing, LLC agrees to such future issuance) such that the Closing Warrant shall continue to represent the right to purchase up to 49.9% of the Company’s outstanding common stock on a post-Closing Warrant basis at a maximum aggregate purchase price of $40,272,343.

The Amended and Restated Platinum Credit Facility further provides that the warrant to purchase up to 4,442,047 shares of the Company’s common stock, subject to certain adjustments (the “Termination Warrant”), representing approximately 5.0% of the Company’s outstanding common stock on a fully-diluted, post-Termination Warrant basis, which the Company previously agreed to grant K Financing, LLC if the Tender Offer is not consummated, would be amended to decrease the exercise price from $0.69 per share to $0.49 per share (the closing price of the Company’s common stock on June 5, 2009).

The foregoing summary is qualified in its entirety by reference to the Amended and Restated Platinum Credit Facility, the Form of Closing Warrant and the Form of Termination Warrant, which are attached hereto as Exhibits 10.1, 10.2 and 10.3 respectively and which are incorporated herein by reference to this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information provided in Item 1.01 is hereby incorporated by reference to this Item 3.02.

Item 8.01	Other Events.

In connection with the Amended and Restated Platinum Credit Facility, the Company announced certain amendments to its Tender Offer to purchase any and all of its outstanding 2.25% Convertible Senior Notes due 2026.

Attached hereto as Exhibit 99.1 and incorporated herein by reference to this Item 8.01 is the press release announcing the amendments to the Tender Offer.

Item 9.01	Financial Statements and Exhibits.

(d)                                 Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEMET Corporation

/s/ William M. Lowe, Jr.
Date: June 8, 2009	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated as of June 7, 2009, by and among the Company, K Financing, LLC and the other parties thereto (incorporated by reference to Exhibit (b)(1) filed with the Company’s Amendment No. 3 to Schedule TO, filed with the SEC on June 8, 2009).

10.2	Form of Closing Warrant (incorporated by reference to Exhibit (d)(8) filed with the Company’s Amendment No. 3 to Schedule TO, filed with the SEC on June 8, 2009).

10.3	Form of Termination Warrant (incorporated by reference to Exhibit (d)(9) filed with the Company’s Amendment No. 3 to Schedule TO, filed with the SEC on June 8, 2009).

99.1	Press Release, dated June 8, 2009 (incorporated by reference to Exhibit (a)(7) filed with the Company’s Amendment No. 3 to Schedule TO, filed with the SEC on June 8, 2009).